UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

______________________

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METALICO, INC.

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This definitive additional material should be read in conjunction with the Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Metalico, Inc., a Delaware corporation (the “Company” or “Metalico”), on July 27, 2015, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

As previously disclosed on pages 12, 13 and 48 of the Definitive Proxy Statement, certain litigation was instituted relating to the Agreement and Plan of Merger, dated as of June 15, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of June 26, 2015 (as so amended, the “Merger Agreement”), by and among Total Merchant Limited, a Samoan limited company (“Parent”), TM Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of Merger Sub with and into the Company. Since the announcement of the execution of the Merger Agreement on June 16, 2015, six putative stockholder class action complaints have been filed in the Court of Chancery of the State of Delaware: (1) John Detore v. Metalico, Inc. et al., No. 11177, filed on June 19, 2015; (2) Radovan Pinto v. Metalico, Inc. et al., No. 11183, filed on June 22, 2015; (3) Charles Morales v. Metalico, Inc. et al., No. 11187, filed on June 22, 2015; (4) Daniel Malkiel v. Metalico, Inc., et al., No. 11196, filed on June 24, 2015; (5) David Britten v. Metalico, Inc., et al., No. 11197, filed on June 24, 2015; and (6) Muhammad A. Arshad v. Carlos E. Agüero et al., No. 11259, filed on July 7, 2015; collectively referred to as the “Delaware Complaints.” In addition, four putative stockholder class action complaints have been filed in the Superior Court of New Jersey, Chancery Division, Union County: (1) Robert Lowinger v. Carlos E. Agüero et al., filed on June 22, 2015, (2) Zlatomir Vergiev v. Carlos E. Agüero et al., filed on June 24, 2015 (the “Vergiev Action”); (3) Avi Cooper v. Metalico, Inc., et al, filed on June 24, 2015; and (4) John Solak v. Metalico, Inc. et al., filed on June 29, 2015, collectively referred to as the “New Jersey Complaints.”  The New Jersey Complaints have been consolidated into the Vergiev Action (the “Consolidated Action”), and the plaintiff in the Consolidated Action has filed an Amended Complaint (the “Amended Consolidated Complaint” and, collectively with the Delaware Complaints, the “Complaints”).

On August 27, 2015, the defendants entered into a memorandum of understanding (the “MOU”) with the plaintiffs providing for the settlement of the New Jersey Complaints and the dismissal of the Delaware Complaints. Under the MOU, and subject to court approval and definitive documentation and other conditions, the plaintiffs and the putative class agreed to settle the New Jersey Complaints and release the named defendants and their affiliates, agents and advisors from all claims in the New Jersey Complaints and any potential claim related to (i) the Merger or the Merger Agreement, (ii) any deliberations in connection with the Merger or the Merger Agreement, including the process of deliberation or negotiation by the defendants, and any of their respective officers, directors, principals, partners or advisors, (iii) the consideration to be received by class members in connection with the Merger, (iv) the Definitive Proxy Statement, or any other disclosures made available or filed relating the Merger, or (v) the fiduciary obligations of the defendants and certain related persons in connection with the Merger. Such release is subject to certain exceptions.

While the Company believes that no supplemental disclosure is required under applicable laws, in order to avoid the risk of the putative stockholder class actions delaying or adversely affecting the Merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below.  The MOU contemplates that the parties will enter into a stipulation of settlement.  The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders.  In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Superior Court of New Jersey, Union County will consider the fairness, reasonableness, and adequacy of the settlement.  If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement.  In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Superior Court of New Jersey, Union County for an award of attorneys’ fees and expenses to be paid by the Company or its successor. The settlement is, and the payment by the Company of any successor fees will be, contingent on, among other things, the consummation of the merger. There can be no assurance that the Superior Court of New Jersey, Union County will approve the settlement contemplated by the MOU.  In the event that the settlement is not approved and such conditions are not satisfied, the defendants will continue to vigorously defend against the allegations in the Complaints, which the defendants believe are without merit.

2

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of the class action lawsuits as set forth in this definitive additional material, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. These disclosures should be read in connection with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

The following disclosure supersedes and replaces the first full paragraph on page 21 of the Definitive Proxy Statement under the heading “Background to the Merger”:

On February 23, 2015, Adam Weitsman, a competitor and stockholder of the Company who, according to a Schedule 13D and amendments filed with the U.S. Securities and Exchange Commission, had begun accumulating his position in our stock on January 6, 2015, publicly announced an unsolicited non-binding offer for our remaining outstanding common stock at a price of $0.78 per share, subject to negotiation and due diligence. Mr. Weitsman has had business and personal relationships with certain of the Company’s executives and other personnel, in some cases spanning many years. He has communicated with those persons with varying degrees of frequency over the years, primarily through text message and occasionally through telephone calls and in-person encounters. The nature of these communications ranged from discussions regarding the sale and purchase of metals between the Company and Mr. Weitsman’s affiliated companies, industry news and the state of the scrap metal market, to potential direct equity investments by Mr. Weitsman in the Company, various types of business combinations of the Company with Mr. Weitsman’s affiliated companies, Mr. Weitsman’s desire to obtain a seat on our board, and the acquisition by Mr. Weitsman of our stock.  These informal communications continued up to and during the period immediately after February 23, 2015, and decreased significantly after late March, 2015.

The following disclosure supersedes and replaces the second last full paragraph on page 23 of the Definitive Proxy Statement under the heading “Background to the Merger”:

On April 16, 2015, Mr. Agüero was contacted by Huang Chung Sheng, chairman and principal stockholder of Ye Chiu Metal Recycling, Ltd (referred to herein as “Ye Chiu”), an Asian corporation publicly traded on the Shanghai Stock Exchange. The Company is a long-time supplier of aluminum zorba to Ye Chiu through its California based U.S. subsidiary. Mr. Huang is also the principal and controlling stockholder of Total Merchant Limited (referred to herein as “Total Merchant”), a privately held Samoan investment firm. He expressed interest in a transaction involving our equity. Prior to April 16, 2015, there had been no material contacts between any executives or personnel of the Company and Mr. Huang, Ye Chiu, Total Merchant, or any of their respective affiliates, other than contacts with Ye Chiu’s U.S. subsidiary with respect to the above-described supply by the Company of aluminum zorba.

The following disclosure supersedes and replaces the fifth full paragraph on page 24 of the Definitive Proxy Statement under the heading “Background to the Merger”:

On April 22, 2015, at the request of Total Merchant, we prepared an outline of a proposal we could consider for the sale of the Company. The outline did not address valuations or prices but identified the elements of our capital structure that would need to be addressed in an acquisition (i.e., outstanding debt, conversion rights under the New Series Convertible Notes, prepayment premiums and outstanding stock). The outline also specifically provided for, among other customary items, (i) the purchase of all our issued and outstanding stock for a price to be determined based on fair market value with an appropriate control premium, (ii) the requirement of the Company’s receipt of a fairness opinion from a recognized investment bank, (iii) the requirement of various legal and regulatory approvals, (iv) various other customary closing conditions including our satisfaction with the purchasing entity’s ability to finance the transaction, the refinancing of our senior secured debt, and the purchase or refinancing of our outstanding New Series Convertible Notes, and (v) the approval of our senior lenders and each party’s organizational governing bodies as a condition to the submission of the transaction to our stockholders.

3

The following disclosure supersedes and replaces the last paragraph on page 27 and the beginning of page 28 of the Definitive Proxy Statement under the heading “Background to the Merger”:

During a board meeting on June 10, 2015 at the offices of Lowenstein in New York, New York, representatives of Gordian presented Gordian’s financial analyses of the offer, and representatives of Lowenstein reviewed at length the proposed terms of the transaction and the provisions of the merger agreement, the proposed voting agreement to be entered into among the Company, Mr. Agüero and Total Merchant (referred to herein as the “Voting Agreement”), and the proposed amendment to our rights plan and responded to questions from our board. In addition, Lowenstein informed our board that Total Merchant was requesting an employment arrangement between Mr. Agüero and Total Merchant (referred to herein as the “Employment Letter”), which was requested by Total Merchant to become effective after the consummation of the Merger and the terms of which were to be proposed by Total Merchant in the next few days. Mr. Agüero did not discuss with Total Merchant his continued personal employment until after the June 10, 2015 board meeting.  Thereafter, our board directed management, Gordian and Lowenstein to continue their respective discussions of the merger agreement with K&L Gates and the buyer, with attention to specified open issues.

The following disclosure supersedes and replaces the disclosure set forth under the heading “Discounted Cash Flow Analysis” in its entirety:

Gordian performed a discounted cash flow analysis, which is used to estimate the present value of unlevered after-tax free cash flows of a company on a standalone basis. Gordian’s analysis began with June 2015 through the fiscal year ended December 31, 2019. These projections did not factor in any potential recession or other potential downturn in the economy and, with management’s concurrence, Gordian assumed that the final year of the forecast period represented “peak of cycle” performance.[2] Gordian used the projections prepared by the Company, which included a Base Case and an Upside Case that incorporated the assumption that scrap margins would recover more rapidly than in the Base Case. The unlevered after-tax free cash flows for these two cases are summarized below:

Forecast ($ millions)	2015E June - Dec	2016E FY	2017E FY	2018E FY	2019E FY
Base Case	$(0.46)	$0.78	$6.73	$8.32	$10.02
Upside Case	1.24	1.94	7.91	9.53	11.24

Unlevered after-tax free cash flow was calculated by subtracting from EBITDA (i) capital expenditures, (ii) changes in non-financial working capital and (iii) cash taxes at a rate of 37% of EBIT. Gordian then identified a range of implied enterprise values by calculating the present value of unlevered free cash flows through December 31, 2019 and a terminal value. Gordian calculated the terminal value based on a perpetual growth rate of 2.0% to 4.0%. Gordian selected the terminal year growth rates in part based on expectations for global GDP growth as prepared by the OECD. Global growth was incorporated due to the fact that steel and scrap steel are globally traded commodities whose demand is reliant upon global economic growth. Gordian did not incorporate the Company’s net operating loss (“NOL”) carryforward in this analysis because the NOL would likely be subject to limitations due to ownership changes in any recapitalization of the Company, causing uncertainty in the determination of annual limitations. Gordian did note that it valued any potential value of the NOL to be less than $5 million.

The unlevered free cash flows were discounted to a present value using a discount rate range of 12.0% to 14.0% which was selected by Gordian based on its professional judgment and experience, and is representative of Metalico’s weighted average cost of capital, or WACC. Gordian calculated this WACC range based on an analysis of Metalico’s Peer Group companies identified below using the capital asset pricing model. In selecting the WACC, Gordian used (i) a cash adjusted unlevered beta of 1.15 (the median of the Peer Group companies), (ii) an equity risk premium of 5.50%, (iii) a size premium of 5.83%, (iv) a company-specific premium of 1.5%, (v) an effective tax rate of 37%, (vi) a risk free rate of 2.09%, and (vii) a cost of debt of 5.64% (based on the median cost of debt of the Peer Group companies). Gordian then applied a debt to equity ratio of 25%/75%, again based upon a review of the Peer Group companies. This resulted in a WACC of approximately 14.2%, which Gordian expanded to a range of values. Gordian used a discount range with a high end that was generally equivalent to Metalico’s WACC based on its professional judgment and experience and for purposes of conservatism.

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[2]	As previously noted, the scrap steel industry is subject to multi-year cycles. Because the Company’s projections include five years of continued growth, the final year of the projections is assumed to be representative of the high point of the cycle for the industry.

4

The range of enterprise values for Metalico under the Base Case and Upside Case is presented below:[3]

	Enterprise Value		TML
Forecast ($ millions)	Low	High	Offer[3]
Base Case	$82.2	$100.2	$115.2
Upside Case	93.2	115.2

The following disclosure supersedes and replaces the disclosure set forth under the heading “Peer Group Company Analysis” in its entirety:

Gordian performed an analysis of public Peer Group companies in order to determine an implied enterprise value for Metalico based on similar companies that are publicly traded. Gordian selected the Peer Group by identifying companies that, in its professional judgment, share similar business characteristics with Metalico and have similar operating statistics including total revenues, market capitalization, geographic coverage, and profitability, among other items. Based on this review, Gordian selected the following companies:

•         Commercial Metals Company

•         Industrial Services of America, Inc.

•         Schnitzer Steel Industries, Inc.

•         Sims Metal Management Limited

•         Steel Dynamics, Inc.

The companies selected for comparative purposes in Gordian’s analysis are not identical or directly comparable to Metalico. All but one of the Peer Group companies listed above have significantly larger operations than Metalico and also engage in the production and fabrication of ferrous and non-ferrous products. Therefore, assessing the Peer Group company analysis output from a purely quantitative standpoint (i.e. taking the mean and median results and simply multiplying by the relevant Metalico data point) is not a meaningful method of analysis in-and-of itself. A Peer Group analysis requires a detailed evaluation of multiple data points and takes into account differences in operating characteristics and financial attributes, among other items, that could have a significant impact on the public trading values of the companies to which Metalico is being compared.

Gordian noted that compared to the Peer Group companies, Metalico is significantly smaller than all but one of the selected Peer Group. Additionally, Metalico has generally lower gross margins and EBITDA margins, as seen in the chart below. Consequently, Gordian used EBITDA and EBIT multiples based on the low to median values in the Peer Group when calculating an implied value.

	Peer Group - LTM Operating Metrics	Revenue	Gross Margin	EBITDA Margin
	Commercial Metals Company	$6,896.5	11.4%	6.5%
	Industrial Services of America, Inc.	$109.9	NM	NM
	Schnitzer Steel Industries, Inc.	$2,324.5	8.4%	3.6%
	Sims Metal Management Limited	$6,939.1	10.0%	2.4%
	Steel Dynamics Inc.	$8,973.3	11.0%	9.7%
	Metalico Inc.	$419.3	5.9%	1.8%
Peer Group	Mean		10.2%	5.6%
	Median		10.5%	5.0%

[3]	Enterprise value for the Transaction is determined by adding (i) payments to stockholders of sixty cents per share, (ii) principal amount of total debt outstanding as of May 31, 2015, (iii) prepayment premiums on the convertible notes as contemplated in the exchange agreement, and (iv) $5 million to account for the pre-purchase of materials by the California-based U.S. subsidiary of Ye Chiu.

5

Gordian analyzed the ratios of total enterprise value to Adjusted EBITDA and enterprise value to EBIT for each of the selected Peer Group companies for fiscal year 2014 and forecasted 2015. Gordian also incorporated the ratio of total enterprise value to the average of 2008-2014 and 2012-2014 and to peak earnings to account for the cyclicality in the scrap, steel and metals industries. Forecasted 2015 Adjusted EBITDA and EBIT for each comparable company was based on the publicly available consensus estimate of equity research analysts. Gordian obtained these estimates from CapitalIQ and used data provided by Bloomberg to confirm the consistency of the forecasts. Actual results were calculated based on public financials and other publicly available information. For Metalico, Gordian incorporated the 2015 Base Case forecast provided by our management.

For purposes of this analysis, total enterprise value is defined as total market capitalization as of May 31, 2015 plus total debt, plus minority interest, less cash and cash equivalents (which includes short term and other liquid investments). Adjusted EBIT is defined as net income plus interest, taxes, and any one-time, non-recurring or non-cash items or charges. Depreciation and amortization are then added to Adjusted EBIT to calculate Adjusted EBITDA.

Using these calculations, Gordian observed the following ranges for the enterprise value to Adjusted EBITDA and enterprise value to Adjusted EBIT multiples of the Peer Group companies:

	EBITDA Multiples
Metric	Low		Median		High
2015 Consensus Estimates	6.4	x	8.1	x	9.4	x
2014 Actual	7.6	x	9.0	x	12.8	x
3-year Average	7.5	x	8.8	x	11.4	x
7-year Average	4.7	x	8.8	x	11.3	x
Peak (2008 - 2014)	2.2	x	3.2	x	7.5	x

	EBITDA Multiples
Metric	Low		Median		High
2015 Consensus Estimates	8.8	x	12.6	x	95.0	x
2014 Actual	13.5	x	20.4	x	44.6	x
3-year Average	13.9	x	17.3	x	29.5	x
7-year Average	8.2	x	18.9	x	31.3	x
Peak (2008 - 2014)	2.7	x	4.0	x	9.3	x

Based on its review of the Peer Group companies and using its professional judgment, Gordian applied an implied enterprise value to Adjusted EBITDA multiple for Metalico of 6.4x-8.1x in 2015, 7.6x-9.0x in 2014, 7.5x - 8.8x in the 2012-2014 period, 4.7x-8.8x in the 2008-2014 period, and 2.2x-3.2x in the peak year. Gordian calculated Adjusted EBITDA for Metalico based on the projections prepared by our management and made certain adjustments totaling $1 million as estimated by management to account for one-time items that were primarily related to the merger transaction and other non-operating expenses including legal and advisory fees. This resulted in an implied range of enterprise values for Metalico of approximately $40 million - $230 million. The results by data point are presented below:

	Implied Enterprise Value		TML
Peer Group – EBITDA ($ million)	Low	High	Offer
2015 Consensus Estimates	$41.4	$52.7	$115.2
2014 Actual	106.8	127.4
3-year Average	119.1	139.9
7-year Average	124.6	230.9
Peak	94.8	142.4

6

Based on its review of the Peer Group companies and using its professional judgment, Gordian applied an implied enterprise value to Adjusted EBIT multiple for Metalico of 8.8x-12.6x in 2015, 13.5x-20.4x in 2014, 13.9x-17.3x in the 2012-2014 period, 8.2x-18.9x in the 2008-2014 period, and 2.7x-4.0x for the peak year. This resulted in an implied range of enterprise values for Metalico of approximately $10 million - $250 million. Importantly, Metalico’s actual 2014 Adjusted EBIT and expected 2015 Adjusted EBIT are negative and, consequently, enterprise values cannot be calculated based on these multiples. The results by data point are presented below:

	Implied Enterprise Value		TML
Peer Group – EBITDA ($ million)	Low	High	Offer
2015 Consensus Estimates	NM	NM	$115.2
2014 Actual	NM	NM
3-year Average	12.5	15.4
7-year Average	110.5	254.3
Peak	89.1	131.7

The following disclosure supersedes and replaces the disclosure set forth under the heading “Implied Per Share Value Based on Peer Group Companies and DCF” in its entirety:

After determining its range of implied enterprise values under the peer company and discounted cash flow analysis, Gordian calculated an implied per share value of Metalico. Total equity value was calculated by starting with enterprise value and then subtracting Metalico’s net debt (total debt plus prepayment penalties less cash and equivalents) as of May 31, 2015. Net debt was calculated by taking actual balances as of May 31, 2015 and then making pro forma adjustments by adding (i) $3 million of “trapped” cash that is held by our 33 facilities and used to pay suppliers on a daily basis and (ii) $5 million to account for pre-purchases of materials made by the California based U.S. subsidiary of Ye Chiu to provide us with near term liquidity. Gordian calculated net debt to be $69.0 million, which is before any premiums or prepayment penalties on the Series B Convertible Notes. This calculation resulted in an implied equity value for Metalico. A per share value was determined using our outstanding shares as of May 31, 2015 of 73.4 million.

Based on the implied per share price under the calculation in the preceding paragraph, adjustments were made to incorporate the full contractual dilutive impact of Metalico’s Series B Convertible notes if the share price was greater than the Series B conversion price. Additionally, the prepayment premiums associated with our Series A notes and senior secured credit facility were assumed to be paid consistent with the full contractual terms of the notes and/or loans. A summary of the ranges of the fully diluted share price under the Peer Group and discounted cash flow is summarized below[4]:

	Implied Enterprise Value		TML
Peer Group	Low	High	Offer
EBIT			$0.60
2015 Consensus Estimates	$—	$—
2014 Actual	—	—
3-year Average	—	—
7-year Average	0.52	2.05
Peak (2008 - 2014)	0.23	0.75
EBITDA
2015 Consensus Estimates	$—	$—
2014 Actual	0.47	0.70
3-year Average	0.61	0.84
7-year Average	0.67	1.81
Peak	0.31	0.87
DCF
Base Case	$0.15	$0.40
Upside Case	0.30	0.59

[4]	The 2015 Consensus Estimates value per share represent the Base Case for both EBITDA and EBIT. Incorporating the Upside Case would also have resulted in an implied value per share of zero.

7

The following disclosure supersedes and replaces the disclosure set forth under the heading “Summary of the Company’s Projections” in its entirety:

The Company does not as a matter of course publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain non-public, unaudited, stand-alone financial projections prepared by management of the Company were made available to Gordian in connection with its analyses described under “Opinion of Gordian Group, LLC” that begins on page 30.

A summary of the projections is provided below. The projections were not prepared with a view toward public disclosure. The projections are included in this proxy statement because they were, among other items, relied upon by Gordian in its analyses described under “Opinion of Gordian Group, LLC” beginning on page 30. The projections are not an indication that the Company, the board, Parent, any advisor (including Gordian) to or representative of any of the foregoing, or any other recipient of this information considered the projections to be material or necessarily predictive of actual future results, and the projections should not be relied upon as such.

Management’s internal financial forecasts and the assumptions upon which the projections were based are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity in the summary below, the projections are based upon a significant number of estimates and assumptions made by management with respect to, among other matters, commodity prices, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the projections will prove accurate, that the projected results will be realized or that actual results will not materially vary from the projections. Additionally, the scrap recycling industry is cyclical and the projections assume that the Company’s performance will continue to improve without interruption over the next five years.

The projections were not meant to comply with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. The projections include financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP and non-GAAP financial measures as used by the Company may not be comparable to similarly titled GAAP measures in the Company’s historical financial statements or similarly titled amounts used by other companies.

Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the projections, and, accordingly, neither the Company’s independent registered public accounting firm nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the projections. Reports of the Company’s independent registered public accounting firm that are incorporated by reference into this proxy statement relate solely to the Company’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The projections are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. You are encouraged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition during the fiscal year ended December 31, 2014 and for the first and second quarters of 2015. See “Special Note Regarding Forward-Looking Statements” beginning on page 15 of this proxy statement and “Where You Can Find More Information” beginning on page 81 of this proxy statement. The projections reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for the Company’s business, changes in general business or economic conditions including recessions or expansions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the projections were prepared. There can be no assurance that the projections will be realized or that the Company’s future financial results will not materially vary from the projections.

8

No one has made or makes any representation regarding the information included in the projections. Readers of this proxy statement are advised not to rely unduly, if at all, on the projections. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the date the projections were prepared. The Company has not updated and does not intend to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date when made or to reflect the occurrence or non-occurrence of future events, even if any or all of the assumptions on which the projections were based are shown to be in error. Except as may be required by applicable securities laws, the Company does not intend to make publicly available any update or other revision to these management projections, even in the event that any or all of the assumptions are shown to be in error. The Company has made no representation to Parent or Merger Sub in the merger agreement or otherwise concerning the projections.

Management provided Gordian with two sets of forecasts in the projections: (i) a Base Case that assumes modest growth in scrap margins over the five year forecast period and (ii) an Upside Case that assumes a larger and more rapid increase in scrap margins. Management believes that the primary drivers of the Company’s financial performance are unit volume and margin forecasts and therefore, these were the primary drivers of the projections.

The following summary is derived from the projections:

($ millions)	2015E	2016E	2017E	2018E	2019E
Upside Case Forecast	June - Dec	FY	FY	FY	FY
Revenue	$244.1	$408.4	$428.5	$449.6	$471.7
Adjusted EBITDA	11.5	19.0	21.5	24.2	27.1
EBIT	2.4	3.7	5.9	8.3	10.9
Income Taxes	—	(1.4)	(2.2)	(3.1)	(4.0)
Depreciation & Amortization	9.1	15.3	15.6	15.9	16.2
Change in Working Capital	(6.5)	(7.7)	(3.4)	(3.6)	(3.8)
Capital Expenditures	(3.8)	(8.0)	(8.0)	(8.0)	(8.0)
Unlevered Free Cash Flow	1.2	1.9	7.9	9.5	11.2

($ millions)	2015E	2016E	2017E	2018E	2019E
Base Case Forecast	June-Dec	FY	FY	FY	FY
Revenue	$244.1	$408.4	$428.5	$449.6	$471.7
Adjusted EBITDA	9.8	17.1	19.6	22.3	25.1
EBIT	0.7	1.9	4.1	6.4	8.9
Income Taxes	—	(0.7)	(1.5)	(2.4)	(3.3)
Depreciation & Amortization	9.1	15.3	15.6	15.9	16.2
Change in Working Capital	(6.5)	(7.7)	(3.4)	(3.6)	(3.8)
Capital Expenditures	(3.8)	(8.0)	(8.0)	(8.0)	(8.0)
Unlevered Free Cash Flow	(0.5)	0.8	6.7	8.3	10.0

Unlevered after-tax free cash flow was calculated by subtracting from EBITDA (i) capital expenditures, (ii) changes in non-financial working capital and (iii) cash taxes at a rate of 37% of EBIT. EBITDA is calculated by adding depreciation and amortization expenses to EBIT.

Of note, the projections rely upon the assumption that the Company has the necessary sources of liquidity to fund operations on a go forward basis - whether it be from the current secured lenders or an alternative financing source - and is not subject to the liquidity constraints the Company encountered in the first half of 2015. These liquidity constraints are discussed in more detail under “Background of the Merger” beginning on page 19. The Company’s expectations for future financial performance would likely be significantly worse than as presented in the projections if the Company had not been able to enter into to the forbearance agreements with its lenders and obtain the $5 million in material pre-purchases from the California-based U. S. subsidiary of Ye Chiu.

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IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, the Company filed the Definitive Proxy Statement and related materials with the SEC on July 27, 2015 and commenced mailing the Definitive Proxy and form of proxy to the stockholders of the Company. Stockholders of the Company are urged to read the Definitive Proxy Statement and the other relevant materials because they contain important information about the Company, the Merger and related matters. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER. The Definitive Proxy Statement and other relevant materials, and any and all documents filed by the Company with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov.

If you have any questions about the Definitive Proxy Statement, the special meeting or the Merger or need assistance with the voting procedures, you should contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 973-0093

Banks and Brokers Call: (973) 873-7721

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